Exhibit 8.1

November 27, 2023

Capital Product Partners L.P.,

3 Iassonos Street,

Piraeus 18537, Greece.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Capital Product Partners L.P. (“CPLP”), a Marshall Islands limited partnership, in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to 35,087,719 common units representing limited partnership interests in CPLP (the “Common Units”), upon the exercise of non-transferable rights distributed to holders of common units of CPLP as of November 24, 2023. We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the caption “Certain Material U.S. Federal Income Tax Consequences,” in the Prospectus Supplement dated November 27, 2023 (the “Prospectus Supplement”) to the Prospectus dated September 29, 2023, included in the Registration Statement on Form F-3 filed on September 25, 2023, (the “Registration Statement”) is accurate in all material respects, subject to the qualifications, exceptions, assumptions and limitations contained therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP